Exhibit 99.1
THORNBURG MORTGAGE COMPLETES
$140 MILLION JUNIOR SUBORDINATED NOTE OFFERING
     Santa Fe, NM, September 29, 2005 — Thornburg Mortgage, Inc. (NYSE: TMA) announced today that it completed a $140 million issuance of unsecured junior subordinated notes due 2035 in a private placement through Thornburg Mortgage Home Loans, Inc., its wholly-owned mortgage loan origination subsidiary. The notes bear interest at a fixed rate of 7.40% per annum for the first ten years and thereafter at a variable rate equal to LIBOR plus 2.65% per annum. The company has the option to redeem the notes at par beginning in the sixth year.
     The net proceeds from the transaction will be primarily used to fund loans originated by the company and to purchase additional adjustable-rate mortgage securities. The notes represent an alternative, low cost source of long-term capital for the company and enable the company to further diversify its capital sources.
     The notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $34.5 billion in high quality assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage-backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit, and is positioned to become one of the top 50 single-family residential lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.
# # #
Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports, including its annual report on Form 10-K.
Contact: Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com